Exhibit 23.3

TOWERS WATSON

C G Singer

Consulting Actuary

Watson House

London Road

Reigate

Surrey RH2 9PQ

UK

T +44 1737 241144

D _44 1737 274192

F +44 1737 241496

colin.singer@towerswatson.com

towerswatson.com

The Board of Directors

HSBC Holdings plc

I, C G Singer, consent to be named as valuation actuary of the HSBC Bank (UK) Pension Scheme in the 2011 Annual Report on Form 20-F of HSBC Holdings plc and inclusion of references to me under the heading “Experts” in the registration statements (nos. 333-10474, 333-92024, 333-102027, 333-103887, 333-104203, 333-109288, 333-113427, 333-127327, 333-126531, 333-135007, 333-143639, 333-145859, 333-155338, 333-158054, 333-158065, 333-162565, 333-170525 and 333-176732).

30 January 2012

/s/ C G SINGER
C G Singer Fellow of the Institute of Faculty of Actuaries